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                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION
                  --------------------------------------------
                (Name of Registrant as specified in its charter)


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



                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION

                      Reports Record Revenues for Year 2000

         ROSEMONT, Ill. -- January 31, 2001 -- (Nasdaq:WCLX): Wisconsin Central Transportation Corporation (WCTC) today reported net income of $10.6 million ($.23 per diluted common share) for the fourth quarter ended December 31, 2000. Net income was reduced by the following special items (net of income taxes):
$1.1 million for strategic review and the proxy contest costs, $.6 million for the write-off of deferred acquisition costs, and as previously reported, $1.1 million for organizational changes announced in October 2000 by Tranz Rail Holdings Limited.

         Excluding special items, income for fourth quarter 2000 would have been $13.4 million ($.29 per diluted common share), $.02 per share better than the analysts' consensus, compared to $18.3 million ($.36 per diluted common share) for the year-ago quarter.

     WCTC President and Chief Executive Officer Thomas F. Power, Jr. commented, "Fuel expense continued to be a major factor, reducing our diluted earnings per share, across all properties, by about $.06 in the fourth quarter and by over $.21 for the full year, compared to 1999."

                            North American Operations

         Excluding special items, the Company's North American operating income for fourth quarter 2000 was $24.3 million compared to $25.5 million in the year-ago quarter.

         Versus the year-ago period, fourth-quarter 2000 carloads were down 8 percent, reflecting a softer industrial-economic environment. However, North American operating revenues of $90.9 million were down less than 1 percent from year-ago revenues of $91.4 million, reflecting a more favorable commodity mix and improved pricing.

         Reilly McCarren, President and Chief Executive Officer of North American Operations, commented, "Although North American railroads saw traffic slow considerably in November and December, we held our own reasonably well, as we continued to deliver excellent, consistent and award-winning customer service. Plus, our full year 2000 revenues of $372 million set an all-time record for our company."

                                     (more)

         Fourth quarter 2000 North American operating expenses before special items were $66.6 million, a one percent increase compared to $65.9 million for last year. Increases in fuel expense and depreciation more than offset decreases in many cost categories. Before special items, the operating ratio (operating expenses as a percentage of operating revenues), a measure of efficiency in the railroad industry, was 73.3 percent versus 72.1 percent for the year-ago quarter.

         "The North American team continued to perform very effectively, despite a worsening economic climate," said Power. "Before special items, North American operating ratios of 73.3 percent and 74.5 percent for the fourth quarter and total 2000, respectively, are among the best in the rail industry and are remarkable achievements, especially in this high fuel-cost environment. Once again, the North American team rose to the challenge with flying colors."

                            International Operations

         The Company's fourth quarter 2000 equity in net income of affiliates was $1.2 million versus $5.7 million for the year-ago period. Excluding the special item for Tranz Rail, fourth quarter 2000 equity in net income of affiliates was $2.4 million.

         The  fourth  quarter  2000 net  income  contribution  from EWS was $1.9 million versus $3.7 million last year. Revenues, in U.K. currency, fell 1 percent, while operating expenses were up 2 percent, primarily due to increases in fuel expense, equipment leases and customer service related labor.

         Power commented, "As we noted in November, severe rail network disruptions in the U.K. affecting all rail operators were having (and continue to have) a negative impact on EWS revenues and operations. Although EWS revenues were off only slightly compared to the same quarter last year, EWS estimates it lost several million pounds of revenue in the quarter, preventing EWS from achieving its fifth sequential growth quarter. Widely reported operating problems afflicting Britain's rail system, outside EWS control, are masking EWS's improving performance."

         Before the $1.1 million charge for organizational changes, Tranz Rail's equity contribution to WCTC's fourth quarter net income was $.5 million. Tranz Rail's results were also impacted by a 75 percent increase in fuel expense.

                                Full Year Results

         For the full year ended December 31, 2000, WCTC reported net income of $45.6 million ($.93 per diluted common share). Excluding special items, net income would have been $57.0 million ($1.16 per diluted common share) versus $66.0 million ($1.29 per diluted common share) for 1999.

                                     (more)

         Power commented, "We have reported $.93 earnings per share for 2000. Looking back over the full year, there were two major negative impacts on WCTC earnings: a) $.21 per share due to fuel price increases and b) $.18 per share due to write-offs at EWS."

                                  Looking Ahead

         Power noted, "We are cautiously optimistic even as we see clouds on the horizon. Although January 2001 traffic for our North American system was actually fairly good, rail traffic patterns of November and December of 2000 suggest the U.S. may be headed into a less favorable economic environment. While fuel prices have moderated somewhat over the last few weeks, we expect fuel prices to remain high in the near-term."


Disclaimer Regarding Forward-Looking Statements. This press release contains certain statements that are "forward-looking," within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding, among other matters, the beliefs, expectations, plans and estimates of WCTC with respect to certain future events, including without limitation the impact of governmental regulation, the impact of litigation and regulatory proceedings and the actions to be taken by others (including customers and collective bargaining organizations) and similar expressions concerning matters that are not historical facts. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that could cause actual events to differ materially from those expressed in those statements.

WCTC announced on January 30, 2001 that its board and the board of Canadian National Railway Company ("CN") have approved a merger agreement under which CN would acquire all the common stock of WCTC for cash in the amount of US$17.15 per share. The proposed merger is subject to approval by the Surface Transportation Board and a majority of WCTC stockholders. In connection with the proposed transaction, WCTC will file a proxy statement with the Securities and Exchange Commission ("SEC"), the final form of which will be mailed to WCTC stockholders. Information regarding the participants in WCTC's proxy solicitation and their interest in such solicitation may be obtained by reviewing WCTC's definitive consent revocation statement filed with the SEC on November 14, 2000, with respect to a separate matter. Investors are urged to read the proxy statement and other related documents when filed with the SEC, which will be available free of charge at the SEC web site (www.sec.gov). In addition, WCTC will provide copies of filed documents without charge upon request made to Ann Thoma at (847) 318-4588.

Shares of Wisconsin Central Transportation Corporation are publicly traded on The Nasdaq Stock Market(R) under the symbol WCLX. WCTC's principal subsidiaries, Wisconsin Central Ltd., Fox Valley & Western Ltd., Algoma Central Railway Inc., Sault Ste. Marie Bridge Company, and Wisconsin Chicago Link Ltd., form the Wisconsin Central System and operate approximately 2,800 route miles of railway serving Wisconsin, Illinois, Minnesota, Michigan's Upper Peninsula, and Ontario, Canada. WCTC holds 42.5 percent equity interest in English Welsh & Scottish Railway Holdings Limited, Great Britain's primary freight railroad, 23.7 percent equity interest in Tranz Rail Holdings Limited, New Zealand's nationwide railroad and transportation company, and 33 percent equity interest in Australian Transport Network Limited (ATN), which operates on the mainland and in Tasmania. For more information, see our home page: www.wclx.com.

                      CONTACT: Ann G. Thoma (847) 318-4588

                                 (tables follow)



                              WISCONSIN CENTRAL TRANSPORTATION CORPORATION (NASDAQ)

                                                                           2000               1999
                                                                     -------------       -------------
                                                                                (unaudited)
Quarter ended December 31:
Operating revenues                                                   $  90,862,000       $  91,387,000
Operating expenses, excluding special items                          $  66,612,000       $  65,891,000
Special items:
   Acquisition cost write-off                                        $   1,039,000       $           0
   Strategic review and proxy contest costs                          $   1,750,000       $           0
Total special items                                                  $   2,789,000       $           0
Operating expenses                                                   $  69,401,000       $  65,891,000
Income from operations                                               $  21,461,000       $  25,496,000
Operating ratio                                                               76.4%               72.1%
Income before equity in net income of international affiliates       $   9,387,000       $  12,636,000

Equity in net income of international affiliates excluding special items:

      EWS                                                            $   1,868,000       $    3,705,000
      Tranz Rail                                                     $     496,000       $    1,903,000
      ATN                                                            $      (3,000)      $      104,000
   Special item (Tranz Rail)                                         $  (1,112,000)      $            0
Total equity in net income of international affiliates               $   1,249,000       $    5,712,000

Net income                                                           $  10,636,000       $   18,348,000

Average diluted shares outstanding                                      46,523,000           51,268,000

Diluted earnings per share                                           $        0.23       $         0.36


Twelve months ended December 31:

Operating revenues                                                   $ 372,114,000       $  362,744,000
Operating expenses, excluding special items                          $ 277,051,000       $  268,792,000
Special items:
   Acquisition cost write-off                                        $   1,939,000       $            0
   Restructuring charge                                              $     725,000       $    3,874,000
   Strategic review and proxy contest costs                          $   1,750,000       $            0
   Property tax settlement                                           $  (2,365,000)      $            0
Total special items                                                  $   2,049,000       $    3,874,000
Operating expenses                                                   $ 279,100,000       $  272,666,000
Income from operations                                               $  93,014,000       $   90,078,000
Operating ratio                                                               75.0%                75.2%
Income before equity in net income of international affiliates       $  42,851,000       $   44,391,000

Equity in net income of international affiliates excluding special items:

      EWS                                                            $   9,499,000       $   13,624,000
      Tranz Rail                                                     $   3,232,000       $    4,730,000
      ATN                                                            $     163,000       $      881,000
   Special items                                                     $ (10,186,000)      $    3,231,000
Total equity in net income of international affiliates               $   2,708,000       $   22,466,000

Net income                                                           $  45,559,000       $   66,857,000

Average diluted shares outstanding                                      49,004,000           51,302,000

Diluted earnings per share                                           $        0.93       $         1.30


                                                      #   #   #

Contact: Ann G. Thoma, Corporate Relations                        (847) 318-4588